EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES SALE OF EXPRESSJET HOLDINGS
SHARES AND CONTRIBUTION OF PROCEEDS TO PENSION FUND

HOUSTON, August 5, 2003 -- Continental Airlines, Inc. (NYSE: CAL) today announced that it has concluded its previously announced sale of a portion of its shares of common stock of ExpressJet Holdings, Inc. (NYSE: XJT) to ExpressJet, thereby reducing its ownership of ExpressJet to approximately 45 percent. Continental also announced that it has contributed the sale proceeds of $126,750,000 to its defined benefit pension plan.

"We are meeting our commitment to our employees' pension fund," said Continental Chairman and CEO Gordon Bethune. "I can think of no better use of the proceeds from our sale of ExpressJet stock than for our employees' long-term welfare."

Continental Airlines is the world's seventh-largest airline with 2,300 daily departures to 134 domestic and 92 international destinations. Continental has the broadest global route network of any U.S. airline, including extensive service throughout the Americas, Europe and Asia. Continental has hubs serving New York, Houston, Cleveland and Guam, and carries approximately 41 million passengers per year on the newest jet fleet among major U.S. airlines.

###

03134